RESTATED AND AMENDED
BYLAWS OF
JACK HENRY & ASSOCIATES, INC.
(Effective June 28, 2024)
ARTICLE I

Registered and Corporate Offices
Section 1.1    Registered Office. The registered office of the corporation shall be 160 Greentree Drive, Suite 101, City of Dover, County of Kent, State of Delaware.
Section 1.2    Corporate Office. The corporation may have its office (or offices) at such place (or places) as the board of directors, in its discretion, may from time to time determine, or wherever the business of the corporation may require.
ARTICLE II

Meeting of Stockholders
Section 2.1    Time and Place. Any meeting of the stockholders may be held at such time and place, either within or outside the State of Delaware, as shall be designated from time to time by resolution of the board of directors or as shall be stated in a duly authorized notice, or in a duly executed waiver of notice, of the meeting.
Section 2.2    Annual Meeting. The annual meeting of the stockholders shall be held on the second Tuesday in November of each year or on such other date as the board of directors may determine, for the purpose of electing a board of directors and transacting such other business as may properly be brought before the meeting in accordance with these bylaws.
Section 2.3    Special Meetings. Special meetings of the stockholders, for any purpose or purposes, may be called by the executive chair or the chair of the board (the “board chair”), or the president, and shall be called by the board chair, the president or any vice-President or the secretary, when directed to do so by resolution of the board of directors. A special meeting of the stockholders shall also be called by the president or secretary at the request in writing of stockholders owning at least two-thirds of the stock of the corporation entitled to vote. Any request of the stockholders for a special meeting shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of the stockholders shall be limited to the purposes stated in the notice.
Section 2.4    Notices. Written notice stating the place, date and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than 10 nor more than 60 days before the date of the meeting, except as otherwise required by statute or the certificate of incorporation, either personally, by mail, courier service, electronic
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mail, facsimile transmission, or by any other lawful means, to each stockholder of record entitled to vote at such meeting.
Section 2.5    Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting, or any adjournment of a meeting, of stockholders, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than 60 nor less than 15 days before the date of such meeting, nor more than 60 days prior to any other action. If no record date is fixed, the record date for determining stockholders shall be at the close of business on the day next preceding the day on which notice is given, and the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating to such other purpose. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.
Section 2.6    Voting List. The secretary of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, on a reasonably accessible electronic network if the information required to gain access to such list was provided with the notice of the meeting or during ordinary business hours, at the principal place of business of the Corporation for a period of at least ten days before the meeting. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting the whole time thereof and may be inspected by any stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection by any stockholder during the whole time of the meeting as provided by applicable law.
Section 2.7    Quorum; Adjournment. The holders of a majority of the stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such a quorum shall not be present at any meeting of stockholders, the stockholders entitled to vote, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice if the time and place are announced at the meeting, until a quorum shall be present. Any meeting of the stockholders, annual or special, may be adjourned from time to time at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place are announced at the meeting at which the adjournment is taken. At such adjourned meeting at which a quorum shall be present any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

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Section 2.8    Voting and Proxies. Each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period. A nominee for director shall be elected to the Board of Directors if a majority of the votes cast for and against are in favor of such nominee's election; provided, however, that, if the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of stockholders held to elect directors and entitled to vote on such election of directors. Unless otherwise required by law or these bylaws, any matter, other than the election of directors, brought before any meeting of stockholders shall be decided in the manner set forth in the Certificate of Incorporation.
Section 2.9    Waiver. Attendance of a stockholder of the corporation, either in person or by proxy, at any meeting, either annual or special, shall constitute waiver of notice of such meeting, except where a stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. A written waiver of notice of any such meeting signed by a stockholder or stockholders entitled to such notice, whether before, at or after the time stated in such notice, shall be equivalent to notice.
Section 2.10    Conduct of Stockholder Meetings. At every meeting of stockholders, the board chair, or in his or her absence, the vice chair, president, or in his or her absence, a vice-president, or if none be present, the appointee of the meeting, shall act as chair of the meeting, and the secretary, or in the absence an assistant secretary, or if none be present, the appointee of the chair of the meeting shall act as secretary of the meeting. The chair of the meeting shall call the meeting to order, and shall make such rulings and determinations as shall be necessary or convenient for the orderly conduct of the meeting, including but not limited to setting the place and agenda, imposing reasonable time limits on speakers, determining when the polls shall open and close, the method of voting and the manner in which votes are counted, the sufficiency and interpretation of any proxy, the propriety of any matter submitted for stockholder action, and the time of adjournment.
Section 2.11    Notice of Stockholder Business and Nominations.
(A)    Annual Meeting of Stockholders.
(1)    Nominations of persons for election to the board of directors of the corporation and the proposal of business to be considered by the stockholders at an annual meeting of stockholders shall only be made (a) by or at the direction of the board of directors, (b) by any stockholder of the corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in clauses (2) and (3) of paragraph (A) of this Section 2.11 and who is a stockholder of record at the time such notice is delivered to the secretary of the corporation, or (c) pursuant to complying with the terms and conditions of Section 2.12.

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(2)    For nominations or other business to be properly brought before the annual meeting by a stockholder pursuant to clause (b) of paragraph (A)(1) of this Section 2.11, the stockholder must have given timely notice thereof in writing to the secretary of the corporation and such business must be a proper subject for stockholder action under the Delaware General Corporation Law. To be timely, a stockholder's notice shall be delivered to the secretary at the principal executive offices of the corporation not less than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary notice by the stockholder to be timely must be so delivered not later than the close of business following the day on which public announcement of the date of such meeting is first made. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is of the type required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation's books, and of such beneficial owner and (ii) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner.
(3)    Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 2.11 to the contrary, in the event that the number of directors to be elected to the board of directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by the corporation at least 80 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this paragraph (A)(2) of this Section 2.11 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.
(B)    Special Meeting of the Stockholders. Nominations of persons for election to the board of directors at a special meeting of stockholders at which directors are to be elected shall only be made (1) by or at the direction of the board of directors or (2) by any stockholder of the corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this paragraph (B) and who is a stockholder of record at the time such notice is delivered to the secretary of the corporation. Nominations by

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stockholders of persons for election to the board of directors at such a special meeting of stockholders shall not be considered effective unless the stockholder's notice required by paragraph (A)(2) of this Section 2.11 is delivered to the secretary at the principal executive offices of the corporation not later than the close of business on the later of the 75th day prior to such special meeting or the 10th day following the date on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.
(C)    General.
(1)    Only persons who are nominated in accordance with the procedures set forth in this Section 2.11 or Section 2.12 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.11 or Section 2.12.
(2)    Except as otherwise provided by law, the Certificate of Incorporation or this Section 2.11 or Section 2.12, the chair of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.11 or Section 2.12 and, if any proposed nomination or business is not in compliance with this Section 2.11 or Section 2.12 to declare that such defective proposal or nomination shall be disregarded.
(3)    For purposes of this Section 2.11, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(4)    Notwithstanding the foregoing provisions of this Section 2.11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.11. Nothing in this Section 2.11 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation's proxy statement pursuant to Rule 14a-8 under Exchange Act.
Section 2.12    Stockholder Nominations Included in the Corporation's Proxy Materials.
(A)    Inclusion of Nominee in Proxy Statement. Subject to the provisions of this Section 2.12, if expressly requested in the relevant Nomination Notice (as defined below), the corporation shall include in its proxy statement for any annual meeting of stockholders:
(1)    The name of any person nominated for election (the “Nominee”) by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders (the Eligible Holder or group of up to 20 Eligible Holders are individually and

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collectively, the “Nominating Stockholder”) that has satisfied—either individually or, in the case of a group, collectively—all applicable conditions and complied with all applicable procedures set forth in this Section 2.12 as determined by the board of directors;
(2)    Any disclosure about the Nominee and the Nominating Stockholder that is required under the rules of the Securities and Exchange Commission or other applicable law to be included in such proxy statement;
(3)    Any statement included by the Nominating Stockholder in the Nomination Notice to be included in the proxy statement in support of the Nominee’s election to the board of directors subject, without limitation, to paragraph (E)(2) of Section 2.12 below, if such statement does not exceed 500 words; and
(4)    Any other information that the corporation or the board of directors determines in their discretion to include in the proxy statement relating to the nomination of the Nominee, including, but not limited to, any statement in opposition to the election of any Nominee or any of the information provided pursuant to this Section.
For purposes of this Section 2.12, any determination to be made by the board of directors may be made by the board of directors, a committee of the board of directors or any officer of the corporation designated by the board of directors or a committee of the board of directors, and any such determination shall be final and binding on the corporation, any Eligible Holder, any Nominating Stockholder, any Nominee and any other person so long as made in good faith (without any further requirements).
(B)    Maximum Number of Nominees.
(1)    The corporation shall not be required to include in such proxy statement for an annual meeting of stockholders more Nominees than the number of directors constituting the greater of two or 20% of the total number of directors of the corporation, rounded down to the nearest whole number (the “Maximum Number”), on the last day on which a Nomination Notice may be submitted pursuant to this Section 2.12. The Maximum Number for a particular annual meeting shall be reduced by: (x) Nominees who are subsequently withdrawn or whom the board of directors, itself, decides to nominate for election at such annual meeting, and (y) the number of incumbent directors who had been Nominees pursuant to this Section 2.12 with respect to any of the preceding three annual meetings of stockholders and whose reelection at the annual meeting is being recommended by the board of directors. In the event that one or more vacancies occurs for any reason on the board of directors after the deadline set forth in paragraph (D) of Section 2.12 below but before the date of the annual meeting, and the board of directors resolves to reduce the size of the board, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

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(2)    If the number of Nominees pursuant to this Section 2.12 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon written notice from the corporation, each Nominating Stockholder will select—going in the order of largest to smallest amount of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice—one Nominee to be included in the proxy statement until the Maximum Number is reached with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in paragraph (D) of Section 2.12, a Nominating Stockholder becomes ineligible or withdraws its nomination or a Nominee becomes unwilling to serve on the board of directors, whether before or after the mailing of the definitive proxy statement, then the nomination of the Nominee shall be disregarded, and the corporation: (x) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee as proposed by the Nominating Stockholder or by any other Nominating Stockholder, and (y) may otherwise communicate to its stockholders, such as by revising or supplementing its proxy materials and form of proxy, that the Nominee will not be included as a Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.
(C)    Eligibility of Nominating Stockholder.
(1)    An “Eligible Holder” is a person who either (x) has been a record holder of the shares of stock used to satisfy the eligibility requirements in paragraph (C) of this Section 2.12 continuously for the 3-year period specified in subsection (2) below, or (y) has provided evidence of continuous ownership of such shares of stock for such 3-year period to the secretary of the corporation, within the time period set forth in paragraph (D) of Section 2.12 below, from one or more securities intermediaries in a form that the board of directors determines would be deemed acceptable.
(2)    An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 2.12 only if the person or group (in the aggregate) (x) has continuously owned at least the Minimum Number (as defined below) of shares of the corporation’s stock throughout the 3-year period preceding and including the date of submission of the Nomination Notice, and (y) continues to own at least the Minimum Number through the date of the applicable annual meeting. A group of funds under common management and investment control shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the corporation that demonstrates that the funds are under common management and investment control. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 2.12 including, but not limited to, the minimum holding period shall apply to each member of such group; provided, however, that the Minimum Number shall apply

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to the ownership of the group in the aggregate. Should any stockholder cease to satisfy the eligibility requirements of this Section 2.12, as determined by the board of directors, or withdraw from a group of Eligible Holders at any time prior to the applicable annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.
(3)    The “Minimum Number” of shares of the corporation’s stock means 3% of the number of outstanding shares of stock as of the most recent date for which such amount is disclosed in any filing by the corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice.
(4)    For purposes of this Section 2.12, an Eligible Holder “owns” only those outstanding shares of the corporation’s stock as to which the Eligible Holder possesses both (x) the full voting and investment rights pertaining to such shares; and (y) the full economic interest in such shares, including the opportunity for profit and risk of loss on such shares. However, the number of shares of stock calculated in accordance with the immediately preceding clauses (x) and (y) shall not include any shares of stock: (1) that have been sold by such Eligible Holder or any of its affiliates in any transaction that has not settled or closed, (2) that have been borrowed by such Eligible Holder or any of its affiliates for any purpose or have been purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell, or (3) that are subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates—regardless of whether such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of the outstanding shares of the corporation’s stock—where such instrument or agreement has, or is intended to have, the purpose or the effect of either (A) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares of the corporation’s stock and/or (B) hedging, offsetting, or altering to any degree, the gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.
An Eligible Holder “owns” shares of the corporation’s stock held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares of the corporation’s stock shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of the shares of the corporation’s stock shall be deemed to continue during any period in which the Eligible Holder has loaned such shares, provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice and has recalled such loaned shares as of the date the Nomination Notice is submitted to

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the corporation and holds such shares through the date of the annual meeting. The terms “owned,” “owning,” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the corporation are “owned” for these purposes shall be determined by the board of directors.
(5)    No person shall be permitted to be in more than one group constituting a Nominating Stockholder and, if any person appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.
(D)    Nomination Notice. To nominate a Nominee, the Nominating Stockholder must submit to the secretary of the corporation at the principal executive offices of the corporation all of the following information and documents (collectively, the “Nomination Notice”) no earlier than 150 calendar days, and no later than 120 calendar days, before the anniversary of the date that the corporation mailed its proxy statement for the prior year’s annual meeting of stockholders; provided, however, that if, and only if, the annual meeting is convened more than 30 days before or after such anniversary date (the “Other Meeting Date”), the Nomination Notice to be timely must be received at the principal executive offices of the corporation not later than the close of business on the later of the 90th day prior to such Other Meeting Date or the 10th day following the date on which public announcement (as defined above) of the date of such meeting is first made by the corporation:
(1)    Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Stockholder as applicable, in accordance with Securities and Exchange Commission rules;
(2)    A written notice of the nomination of such Nominee that includes the following additional information, agreements, representations, and warranties by the Nominating Stockholder (including each group member):
(a)    The information required with respect to the nomination of directors pursuant to Section 2.11 of these Bylaws;
(b)    The details of any relationship that existed within the past three (3) years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;
(c)    A representation and warranty that the Nominating Stockholder did not acquire, and is not holding, any securities of the corporation, including stock, for the purpose of or with the effect of, changing the control of, or influencing a change-of-control in, the corporation; and

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(d)    A representation and warranty that the Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the corporation’s securities are traded;
(3)    A representation and warranty that the Nominee:
(a)    Does not have any direct or indirect relationship with the corporation other than those relationships that have been deemed categorically immaterial pursuant to the corporation’s applicable policies and procedures on related party transactions and independence of directors and such Nominee otherwise qualifies as independent under the rules of the primary stock exchange on which the corporation’s securities are traded;
(b)    Meets the audit committee independence requirements under the rules of any stock exchange on which the corporation’s securities are traded;
(c)    Is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);
(d)    Is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision);
(e)    Is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee;
(4)    A representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in paragraph (C) of Section 2.12 and has provided evidence of ownership to the extent required by paragraph (C)(1) of Section 2.12;
(5)    The details of any position of the Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with, or are alternatives to, the principal products produced or services provided by the corporation or its affiliates) of the corporation, within the 3 years preceding the submission of the Nomination Notice;
(6)    A representation and warranty that the Nominating Stockholder will not “solicit” or engage in a “solicitation” within the meanings of Rule 14a-1(l) (without reference to the exception in Rule 14a-(l)(2)(iv)) (or any successor rules)

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with respect to the annual meeting, other than with respect to the Nominee or any nominee of the board of directors;
(7)    A representation and warranty that the Nominating Stockholder will not use any proxy card other than the corporation’s proxy card or any other proxy materials other than the corporation’s proxy materials in soliciting stockholders in connection with the election of a Nominee at the annual meeting;
(8)    A statement, if desired, for inclusion in the proxy statement in support of the Nominee’s election to the board of directors, provided that such statement shall not exceed five hundred (500) words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9;
(9)    The designation by all group members, in the case of a nomination by a group, of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;
(10)    An executed agreement, in a form deemed satisfactory by the board of directors pursuant to which the Nominating Stockholder (including each group member) agrees:
(a)    To comply with all applicable laws, rules, and regulations in connection with the nomination, solicitation, and election;
(b)    To file any written solicitation or other communication with the corporation’s stockholders relating to one or more of the corporation’s directors or director nominees or any Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;
(c)    To assume all liability stemming from any action, suit, or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder with the corporation, its stockholders, or any other person in connection with the nomination or election of directors including, but not limited to, the Nomination Notice;
(d)    To indemnify and hold harmless (jointly with all other group members, in the case of a group member) the corporation and each of its directors, officers, employees, and other agents and advisors, individually, against any liability, loss, damages, expenses, or other costs (including attorneys’ fees) incurred in connection with

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any threatened or pending action, suit, or proceeding, whether legal, administrative, or investigative, against the corporation or any of its directors, officers, employees, and other agents and advisors arising out of, or relating to, a failure or alleged failure of the Nominating Stockholder to comply with, or any breach or alleged breach of, its obligations, agreements, or representations under this Section 2.12; and
(e)    To promptly notify the corporation no later than forty-eight (48) hours after discovering the following and, within the same time period, of what is required to correct the following:
(i)    If any information included in the Nomination Notice—or any other communication by the Nominating Stockholder (including with respect to any group member) with the corporation, its stockholders, or any other person in connection with the nomination or election—ceases to be true and accurate in all material respects or, due to a subsequent development, such information or communication omits a material fact necessary to make such information or communication not misleading; or
(ii)    If any Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in paragraph (C) of Section 2.12; and
(11)    An executed agreement, in a form deemed satisfactory by the board of directors, whereby the Nominee:
(a)    Agrees to provide to the corporation such other information, including completing the corporation’s director questionnaire, as it may reasonably request;
(b)    Agrees, if elected to serve as a member of the board of directors, to adhere to the corporation’s corporate governance guidelines and code of business conduct and ethics, and any other corporation policy and/or guideline applicable to directors; and
(c)    Agrees that the Nominee is not and will not become a party to (x) any compensatory, payment, or other financial agreement, arrangement, or understanding with any person or entity in connection with service or action as a director of the corporation that has not been disclosed to the corporation, (y) any agreement, arrangement, or understanding with any person or entity as to how the Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the corporation, or (z) any Voting Commitment that could limit or interfere with the Nominee’s ability to comply with his or her

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fiduciary duties under applicable law if elected as a director of the corporation.
The information, agreements, and documents required by this paragraph (D) of Section 2.12 shall be provided with respect to, and executed by, each group member in the case of information applicable to group members, and, shall be provided with respect to the persons specified in Instruction 1 to Items 6(c) and 6(d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this paragraph (D) of Section 2.12 (other than such information, agreements, and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the secretary of the corporation.
(E)    Exceptions:
(1)    Notwithstanding anything to the contrary contained in this Section 2.12, the corporation may omit any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s statement in support) from its proxy statement, proxy card, or other proxy materials; no vote on such Nominee will occur notwithstanding that proxies in respect of such vote may have been received by the corporation; and, after the last day on which a Nomination Notice would be timely, the Nominating Stockholder may not cure in any way any defect preventing the nomination of the Nominee, if:
(a)    The corporation receives a notice pursuant to Section 2.11 of these Bylaws that a stockholder intends to nominate a candidate for director at the annual meeting;
(b)    The Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 2.12 or the Nominating Stockholder withdraws its nomination;
(c)    The board of directors determines that such Nominee’s nomination or election to the board of directors would result in the corporation violating or failing to be in compliance with the corporation’s bylaws or certificate of incorporation or any applicable law, rule, or regulation to which the corporation is subject, including any rules or regulations of any stock exchange on which the corporation’s securities are traded;
(d)    The Nominee was nominated for election to the board of directors pursuant to this Section 2.12 at one of the corporation’s two preceding annual meetings of stockholders and either withdrew or

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became ineligible or received a vote of less than twenty-five percent (25%) of the shares of stock entitled to vote for such Nominee;
(e)    The Nominee either (x) has been an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended, within the past three (3) years, or (y) currently is a director, trustee, officer, or employee with management functions for any depository institution, depository institution holding company or entity that has been designated as a Systemically Important Financial Institution, each as defined in the Depository Institution Management Interlocks Act; provided, however, that this clause (y) shall apply only if and to the extent the corporation is subject to compliance with Section 164 of the Dodd-Frank Wall Street Reform and Consumer Protection Act; or
(f)    The corporation is notified, or the board of directors determines, either (x) that the Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in paragraph (C) of Section 2.12, (y) that any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or such Nomination Notice omits a material fact necessary to make the statement not misleading), or (z) that the Nominee is unwilling or unable to serve on the board of directors or any material violation or breach occurs of the obligations, agreements, representations, or warranties of the Nominating Stockholder or the Nominee under this Section 2.12.
(2)    Notwithstanding anything to the contrary contained in this Section 2.12, the corporation may omit from its proxy statement, proxy card, or proxy materials, or may supplement or correct, any information, including all or any portion of the statement in support of the Nominee included in the Nomination Notice, if the board of directors determines that:
(a)    Such information is not true in all material respects or such information omits a material statement necessary to make the statements made not misleading;
(b)    Such information, without factual foundation, directly or indirectly either impugns the character, integrity, or personal reputation, or makes charges concerning improper, illegal, or immoral conduct or associations, with respect to any person; or
(c)    Such information would otherwise violate the Securities and Exchange Commission proxy rules or any other applicable law, rule, or regulation when included in the corporation’s proxy statement, proxy card, or proxy materials.

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The corporation may solicit against, and include in the proxy statement or other proxy materials its own statement relating to, any Nominee.
ARTICLE III

Directors
Section 3.1    Number. The number of directors shall be eight, or such other number (one or more), as fixed from time to time by resolution of the board of directors.
Section 3.2    Elections. Except as provided in Section 3.3 of this Article, the board of directors shall be elected at the annual meeting of the stockholders or at a special meeting called for that purpose. Each director shall be elected to serve until the next annual meeting of stockholders or until his or her successor shall be elected and qualified.
Section 3.3    Vacancies; Newly Created Directorships. Any vacancy occurring on the board of directors and any directorship to be filled by reason of an increase in the board of directors may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors. Such newly elected director shall hold office until the next annual meeting of stockholders or until his or her successor shall be elected and qualified.
Section 3.4    Meetings. The first meeting of each newly elected board of directors shall be held immediately after, and at the same place as, the annual meeting of the stockholders. No notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided a quorum shall be present. The board of directors may, by resolution, establish a place and time for regular meetings which may thereafter be held without call or notice.
Section 3.5    Notice of Special Meetings. Special meetings may be called by the board chair or the president or any two members of the board of directors. Such notice may be given to each member of the board of directors by mail by the secretary, the president or the members of the board calling the meeting by depositing the same in the mail at least four days before the meeting, addressed to the director at the last address he has furnished to the corporation for this purpose, and any notice so mailed shall be deemed to have been given at the time when mailed. Notice may also be given at least 24 hours before the meeting in person, or by telephone, overnight mail or courier service, hand delivery, electronic mail, facsimile transmission, or by any other lawful means, addressed as stated above; and such notice shall be deemed to have been given at the time when such is delivered to the last address of the director for this purpose, or when such personal or telephone conversation occurs.
Section 3.6    Quorum. At all meetings of the board, a majority of the directors then in office shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors, except as otherwise specifically required by statute, the certificate of incorporation, or these bylaws. If less than a quorum be present, the director or directors present may adjourn the meeting from time to time without further notice. Voting by proxy is not permitted at meetings of the board of directors.

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Section 3.7    Waiver. Attendance of a director at a meeting of the board of directors shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. A written waiver of notice or manner of calling any such meeting signed by a director entitled to such notice, whether before, at, or after the time stated in such notice, shall be equivalent to the giving of such notice.
Section 3.8    Action Without Meeting. Any action required or permitted to be taken at a meeting of the board of directors may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the directors and filed with the minutes of proceedings of the board of directors.
Section 3.9    Attendance by Telephone. Members of the board of directors or any committee of the corporation may participate in a meeting of such board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
Section 3.10    Removal; Resignation. Except as prohibited by applicable law or the Certificate of Incorporation, any director may be removed from office at any time upon the affirmative vote of the holders of a majority of the corporation's stock entitled to vote thereon. Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later time as is therein specified.
ARTICLE IV

Officers
Section 4.1    Election. The corporation shall have an executive chair or chair of the board (the “board chair”), a chief executive officer, a president, a chief financial officer and a secretary. The corporation may have such other officers with such duties as the board of directors determines, in its sole discretion, by resolution. The officers shall be elected or appointed at least annually by the board of directors at its first meeting after each annual meeting of stockholders. The board of directors may delegate its authority to appoint one or more officers to the board chair or to the chief executive officer, provided, however, that the authority to appoint the board chair, chief executive officer and president shall not be delegated.
Section 4.2    Removal, Resignation and Vacancies. Any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the board of directors. Any officer may resign at any time by giving written notice of his or her resignation to the president or to the secretary, and acceptance of such resignation shall not be necessary to make it effective, unless the notice so provides. Any vacancy occurring in any office may be filled by the board of directors.

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Section 4.3    Board Chair. The board chair shall preside at all meetings of shareholders and of the board of directors. Subject to the direction and control of the board of directors, the board chair, coextensively with the chief executive officer and the president, shall have the general and active management of the business of the corporation and shall see that all orders and resolutions of the board of directors are carried into effect, and he or she may execute contracts, deeds and other instruments on behalf of the corporation as are necessary and appropriate. The board chair shall perform such additional functions and duties as are appropriate and customary for the office of the chair of the board and as the board of directors may prescribe from time to time.
Section 4.4    Vice Chair of the Board. In the absence, disability or vacancy of the board chair, the vice chair, if one has been appointed, shall serve as chair of the board.
Section 4.5    Chief Executive Officer. Subject to the direction and control of the board of directors, the chief executive officer (CEO), coextensively with the board chair and the president, shall have the general and active management of the business of the corporation and shall see that all orders and resolutions of the board of directors are carried into effect; and he or she may execute contracts, deeds and other instruments on behalf of the corporation as are necessary and appropriate. He or she shall perform such additional functions and duties as are appropriate and customary for the office of CEO and as the board of directors may prescribe from time to time.
Section 4.6    President. In the absence, disability or vacancy of the board chair and the vice chair of the board, the President shall preside at all meetings of the shareholders and of the board of directors. In the absence, disability or vacancy of the CEO, the president shall serve as CEO. Subject to the direction and control of the board of directors, the president, coextensively with the board chair and the CEO, shall have the general and active management of the business of the corporation and shall see that all orders and resolutions of the board of directors are carried into effect; and he or she may execute contracts, deeds and other instruments on behalf of the corporation as are necessary and appropriate. He or she shall perform such additional functions and duties as are appropriate and customary for the office of president and as the board of directors may prescribe from time to time.
Section 4.7    Executive Vice President. The executive vice president, if any, shall report to and assist the president, and shall serve as president in the absence, disability or vacancy of the president.
Section 4.8    Senior Vice President. The senior vice president(s), if any, shall report to and assist the president and executive vice president.
Section 4.9    Vice President. The vice president(s), if any, shall report to and assist the president, executive vice president and senior vice president(s).
Section 4.10    Assistant Vice President. The assistant vice president(s), if any, shall report to and assist the president, executive vice president, senior vice president(s) and vice president(s).
Section 4.11    Secretary. The secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors, keep the minutes of such

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meetings, have charge of the corporate seal and stock records, be responsible for the maintenance of all corporate files and records and the preparation and filing of reports to governmental agencies, other than tax returns, have authority to affix the corporate seal to any instrument requiring it (and, when so affixed, it may be attested by his or her signature), and perform such other duties as may from time to time be prescribed by the board of directors, CEO and the president.
Section 4.12    Assistant Secretary. The assistant secretary or, if there be more than one, the assistant secretaries in the order determined by the president, shall, in the absence or disability of the secretary, or in case such duties are specifically delegated to him/her by the board of directors, the CEO, the president or the secretary, perform the duties and exercise the powers of the secretary and shall, under the supervision of the secretary, perform such other duties and have such other powers as the secretary, the board of directors or the president may from time to time prescribe.
Section 4.13    Chief Financial Officer. The chief financial officer (CFO) shall have control of the funds and the care custody of all the stocks, bonds, and other securities of the corporation, and be responsible for the preparation and filing of tax returns. He or she shall receive all moneys paid to the corporation and shall have authority to give receipts and vouchers, to sign and endorse checks and warrants in its name and on its behalf, and give full discharge for the same. He or she shall also have charge of the disbursement of the funds of the corporation, and shall keep full and accurate records of the receipts and disbursements. He or she shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as shall be designated by the board of directors, and shall perform such other duties and have such other powers as the board of directors or the president may from time to time prescribe.
Section 4.14    Treasurer. The treasurer shall report to and assist the CFO, and the board of directors, board chair, CEO, and president.
Section 4.15    Assistant Treasurer. The assistant treasurer, if any, or, if there be more than one, the assistant treasurers in the order determined by the president shall, in the absence or disability of the treasurer, or in case such duties are specifically delegated to him/her by the board of directors, president or treasurer, perform the duties and exercise the powers of the treasurer and shall, under the supervision of the treasurer, perform such other duties and have such other powers as the treasurer, the board of directors or the president may from time to time prescribe.
Section 4.16    Compensation. The board chair, CEO, president, CFO and treasurer shall receive such compensation for their services as may be authorized or ratified by the board of directors. Election or appointment of an officer shall not of itself create a contract right to compensation for services performed as such officer.
ARTICLE V

Committees
The board of directors may establish committees for the performance of delegated or designated functions to the extent permitted by law. The board of directors may provide, by resolution or

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amendment to the bylaws, such powers, limitations, and procedures for committees as the board of directors deems advisable. Unless the board of directors provides otherwise, at all meetings of committees, a majority of the membership of the committee shall constitute a quorum for the transaction of business, and the vote of the majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee.
ARTICLE VI

Contracts
Section 6.1    Financial Interest. No contract or transaction between the corporation and one or more of its directors and officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of the directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if:
(a)    The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or
(b)    The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or
(c)    The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, or a committee thereof, or the stockholders.
Section 6.2    Quorum. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board or of a committee which authorizes the contract or transaction.
ARTICLE VII

Stock
Section 7.1    Certificated or Uncertificated Shares. The shares of stock of the corporation may be evidenced by certificates for shares of stock or may be issued in uncertificated form, or a combination of both. The issuance of shares in uncertificated form shall not affect shares already represented by a certificate. To the extent that shares are represented by certificates, such certificates whenever authorized by the board of directors, shall be in such form as shall be

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approved by the board. Every holder of stock in the corporation shall be entitled to have a certificate, signed by or in the name of the corporation by the president or a vice president and the secretary or an assistant secretary of the corporation, certifying the number of shares owned by such holder in the corporation. Any or all such signatures may be facsimiles if countersigned by a transfer agent or registrar. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.
Section 7.2    Lost Certificates. The board of directors may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates issued by the corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates or uncertificated shares, the board of directors may, in its discretion and as a condition precedent to the issuance of a new certificate or certificates or uncertificated shares, require the owner of such lost or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require and to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost or destroyed.
Section 7.3    Transfer of Stock. Transfers of shares of capital stock of the corporation shall be made on the books of the corporation upon authorization by the registered holder thereof, or by such holder's attorney thereunto authorized by a power of attorney duly executed and filed with the secretary or a transfer agent for such stock, if any, and if such shares of stock are represented by a certificate, only upon presentation of the certificate or certificates representing such shares properly endorsed or accompanied by a proper instrument of assignment, except as may otherwise be expressly provided by the laws of the State of Delaware or by order by a court of competent jurisdiction. The officers or transfer agents of the corporation may, in their discretion, require a signature guaranty before making any transfer. The corporation shall be entitled to recognize and enforce any lawful restriction on transfer.
Section 7.4    Registered Stockholders. The corporation shall be entitled to treat the person in whose name any shares of stock are registered on its books as the owner of such shares for all purposes, and shall not be bound to recognize any equitable or other claim or interest in such shares on the part of any other person, whether or not the corporation shall have notice of such claim or interest, except as expressly provided by the laws of Delaware.
ARTICLE VIII

Seal
The board of directors may adopt and provide a seal which shall be circular in form and shall bear the name of the corporation and the words "SEAL" and "DELAWARE," and which, when adopted, shall constitute the corporate seal of the corporation. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or manually reproduced.

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ARTICLE IX

Fiscal Year
The board of directors, by resolution, may adopt a fiscal year for the corporation.
ARTICLE X

Amendment
These bylaws may at any time and from time to time be amended, altered or repealed by the board of directors. These bylaws may also be amended, altered or repealed at any special meeting of the stockholders if duly called for that purpose or at any annual meeting, by the affirmative vote of the holders of the number of shares of the corporation’s stock specified in the Certificate of Incorporation.
ARTICLE XI

Forum for Disputes
Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of a breach of fiduciary duty owed by any director, officer, or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation or any director, officer or other employee of the corporation arising pursuant to any provision of the Delaware General Corporation Law or the corporation’s certificate of incorporation or by-laws (as any may be amended from time to time), or (iv) any action asserting a claim against the corporation or any director, officer, or other employee of the corporation governed by the internal affairs doctrine, shall be the applicable state court located within the State of Delaware (including the Delaware Court of Chancery) or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants.

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